Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for First Quarter 2015

Canadian Plants Begin Producing Pellets

LOS ANGELES, CA (May 11, 2015) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the three months ended March 31, 2015.

Keith Forman, President and CEO of Rentech, stated, “Results for the first quarter were generally in line with our expectations for improved profits. At Rentech Nitrogen, margins improved in the first quarter from last year, due to robust demand for ammonia and ammonium sulfate, higher ammonium sulfate prices and lower natural gas prices.”

“At Fulghum, our cost controls are working and EBITDA margins have improved. We are also seeing strong demand for NEWP’s pellet products in the U.S. Northeast,” Mr. Forman continued.

“Our two Canadian wood pellet facilities are in commissioning. The Atikokan facility is supplying all of the required volume to OPG from its own production, and the pellets we are producing exceed the contract’s requirements for quality and energy content. Commissioning of the Wawa facility is going better than forecasted. We have completed integrated production runs, and we have run all 12 pellet mills at the plant. We loaded our first rail cars with pellets at Wawa, and they are ready to be transported to the port,” Mr. Forman added.

Summary of Results

The consolidated results of Rentech, Inc. include its wood fibre processing business and Rentech Nitrogen Partners, L.P. (NYSE: RNF) (Rentech Nitrogen). The wood fibre processing business consists of Fulghum Fibres (Fulghum); New England Wood Pellet (NEWP), which includes the recently purchased mill from Allegheny Pellet Corporation (Allegheny); and Industrial Wood Pellets, which includes our Canadian pellet plants, business development for industrial pellets, and senior management of the fibre business and corporate allocations. Rentech owns the general partner and approximately 60% of the limited partner interests of Rentech Nitrogen. Rentech Nitrogen’s operating segments are the East Dubuque, Illinois facility and the Pasadena, Texas facility.

Rentech Nitrogen’s results for the first quarter of 2015 benefitted from improved prices for ammonium sulfate and lower natural gas prices. Sales volumes for ammonia were significantly higher than in the first quarter last year. At Fulghum, lower South American product sales and reduced volumes at our U.S. and South American chipping facilities negatively affected results in the first quarter compared to the same quarter last year. Our two Canadian wood pellet facilities are in commissioning. Since the beginning of February, we have been satisfying all of our required deliveries to Ontario Power Generation (OPG) with pellets produced by our Atikokan facility. NEWP had a seasonally strong quarter due to good demand for wood pellets in the U.S. Northeast. During the first quarter, we paid $5 million in earn-out consideration to the previous owners of NEWP based on NEWP’s 2014 performance. We acquired the assets of Allegheny in January. In April, we borrowed an additional $7.5 million under the Tranche B term loan from GSO Capital to fund the Canadian operations.

NEWP’s and Allegheny’s operations are included in our operating results from May 1, 2014 and January 23, 2015, respectively, the closing dates of the acquisitions. Prior period revenues and cost of sales for Fulghum’s South American operations have been revised. Please refer to Note 2 in the Form 10-Q for the period ended March 31, 2015 for further explanation.

Three months ended March 31, 2015

Consolidated revenues for the first quarter of 2015 were $105.6 million, compared to $82.3 million in the prior year period. These revenues were comprised of:

•	$22.7 million from Fulghum, a decrease of $3.4 million from the prior year period;

•	$12.1 million from NEWP;

•	$1.7 million from Wood Pellets: Industrial; and

•	$69.2 million from Rentech Nitrogen, an increase of $12.9 million from the prior year period.

Gross profit for the first quarter of 2015 was $24.3 million, compared to $17.9 million in the prior year period. Gross profit was comprised of:

•	$3.7 million from Fulghum, which was a decrease of $0.4 from the prior year period;

•	$2.2 million from NEWP;

•	($0.4) million from Wood Pellets: Industrial; and

•	$18.8 million from Rentech Nitrogen, an increase of $5.0 million from the prior year period.

Consolidated Adjusted EBITDA for the first quarter of 2015 was $17.6 million, an improvement of $11.6 million compared to the prior year period. Consolidated Adjusted EBITDA included the following:

•	$4.0 million from Fulghum, a decrease of $0.5 million from the prior year period;

•	$2.3 million from NEWP;

•	($3.9) million from Wood Pellets: Industrial, an increase in losses of $2.2 million from the prior year period; and

•	$19.2 million from Rentech Nitrogen, an increase of $7.7 million from the prior year period.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Net loss attributable to Rentech common shareholders for the first quarter of 2015 was ($4.9) million, or ($0.02) per basic share, compared to a net loss of ($7.0) million, or a loss of ($0.03) per basic share, for the same period last year.

Fulghum Fibres

Revenues were $22.7 million for the first quarter of 2015, compared to $26.0 million for the same period last year. Revenues from operations in the U.S. were $13.6 million for the first quarter of 2015, as compared to $14.2 million in the prior year period. Volumes and revenues at a number of our U.S. mills were down due to wet and protracted winter weather. Revenues from operations in South America were $9.1 million for the first quarter of 2015, as compared to $11.8 million in the prior year period. The decrease in South American revenues was primarily due to lower biomass product sales domestically and to Asia in the first quarter of 2015 as compared to the first quarter of 2014. In addition, revenues from our South American processing mills were lower because of reduced volumes during the start-up of the new chipping line at our PAC mill, fibre transportation issues from our customer to our Valdivia mill, and discontinued services at the Los Sauces mill.

Fulghum’s mills in the U.S. and South America processed a total of 3.7 million green metric tons, or GMT, of logs into wood chips and residual fuels for the first quarter of 2015, compared to 3.8 million GMT in the first quarter last year.

Gross profit was $3.7 million for the first quarter of 2015, compared to $4.1 million for the same period last year. Gross profit margin for the first quarter of 2015 was 16%, which was essentially flat compared to the prior year period. The decrease in gross profit was primarily due to higher depreciation and amortization and to lower volumes processed and sold during the first quarter of 2015.

Adjusted EBITDA for the first quarter of 2015 was $4.0 million. This compares to Adjusted EBITDA of $4.5 million for the same period in 2014.

Net loss was ($1.1) million for the first quarter of 2015, compared to net income of $1.7 million for the same period last year.

New England Wood Pellet

Revenues were $12.1 million, including $1.2 million from the Allegheny mill, for the first quarter of 2015 on deliveries of 63,000 tons of wood pellets. Gross profit was $2.2 million and gross profit margin was 18%. Adjusted EBITDA was $2.3 million, and net income was $1.1 million.

Wood Pellets: Industrial

Revenues were $1.7 million for the Atikokan mill in the first quarter on deliveries of 9,100 metric tons of wood pellets to OPG. Gross loss was ($0.4) million and gross loss margin was (24%) due to operating at partial capacity at the Atikokan mill during commissioning.

Adjusted EBITDA loss, including operating losses at the Wawa facility, business development for industrial wood pellets, senior management of the fibre business and corporate allocations, was ($3.9) million for the first quarter of 2015, compared to an Adjusted EBITDA loss of ($1.7) million for the same period in 2014. Net loss for the first quarter of 2015 was ($4.7) million, compared to a net loss of ($1.6) million for the same period in 2014.

Nitrogen Product Manufacturing

Revenues for the first quarter of 2015 were $69.2 million, compared to $56.3 million in the first quarter of 2014. Gross profit for the first quarter of 2015 was $18.8 million, compared to $13.8 million for the same period last year. Adjusted EBITDA for the first quarter of 2015 was $19.2 million, compared to $11.5 million in the corresponding 2014 period. Net income for the first quarter of 2015 was $9.0 million, compared to net income of $3.1 million for the prior year period.

East Dubuque Facility

Revenues for the first quarter of 2015 were $36.8 million, compared to $28.5 million for the same period last year. The increase was due to higher sales volumes for ammonia, partially offset by lower sales prices for ammonia and urea.

Ammonia deliveries increased due to strong demand from agricultural and industrial customers. Volumes were low in the first quarter of 2014 because production was interrupted by a planned turnaround and a fire in the fourth quarter of 2013, and production was purposely reduced in order to sell natural gas at high prices in the first quarter of 2014.

Average sales prices per ton for the first quarter of 2015 were 4% lower for ammonia and 1% higher for UAN, as compared with the same period last year. These two products comprised 78% of the East Dubuque facility’s revenues for the first quarter of 2015 and 58% for the same period last year.

Gross profit was $17.4 million for the first quarter of 2015; this compares to a gross profit of $12.4 million for the same period last year. Gross profit margin for the first quarter of 2015 was 47%, compared to 44% for the prior year period. Gross profit and margin benefited from higher sales volumes for ammonia and a $2.6 million unrealized gain on natural gas derivatives, partially offset by lower sales prices for ammonia and urea, lower natural gas sales, and increased labor costs and depreciation expense.

Adjusted EBITDA for the first quarter of 2015 was $19.3 million, compared to $13.5 million in the corresponding period in 2014.

Net income was $16.0 million for the first quarter of 2015, compared to $11.2 million for the same period last year.

Pasadena Facility

Revenues for the first quarter of 2015 were $32.4 million, compared to $27.8 million for the same period last year. The increase was due to higher sales prices for ammonium sulfate and sulfuric acid, and higher sales volumes for sulfuric acid, partially offset by lower sales volumes for ammonium sulfate and lower sales prices for ammonium thiosulfate.

Average sales prices per ton increased for ammonium sulfate by 28% and by 2% for sulfuric acid for the first quarter of 2015, as compared with the same period last year. Factors contributing to higher sales prices for ammonium sulfate include a larger proportion of higher-priced domestic sales and more favorable supply and demand conditions. Ammonium sulfate and sulfuric acid comprised 88% of the Pasadena facility’s revenues for the first quarter of 2015 and 83% for the same period last year.

Gross profit was $1.3 million for the first quarter of 2015, compared to $1.4 million for the same period last year. Gross profit margin for the first quarter of 2015 was 4%, compared to 5% for the same period last year.

Adjusted EBITDA for the first quarter of 2015 was $2.0 million, compared to $0.3 million in the corresponding period in 2014.

Net income was $0.2 million for the first quarter of 2015, compared to a net loss of $0.8 million for the same period last year.

Corporate Unallocated Expenses

Corporate unallocated expenses, recorded as selling, general and administrative (SG&A) expenses, were $3.9 million for the first quarter of 2015, compared to $6.8 million in the corresponding period in 2014.

The table below provides a comparison of adjusted unallocated SG&A expenses for the first quarters of 2015 and 2014, including certain adjustments for comparability.

	For the Three Months Ended March 31,
($ in millions)	2015	2014
Corporate and Unallocated Expenses Recorded as SG&A Expenses	$3.9	$6.8
Allocation to Wood Pellets: Industrial	1.2	—

Unallocated SG&A Expenses - Adjusted	$5.1	$6.8
Non-Cash Compensation	(0.8)	(1.5)
Transaction Costs & Cost Studies [1]	(0.4)	(0.9)
Allocation to Wood Pellets: Industrial	(1.2)	—

Unallocated Cash SG&A Expenses - Adjusted	$2.7	$4.4

[1]	Includes costs associated with evaluating and completing acquisitions, conducting cost studies and non-capitalizable financing costs.

Conference Call with Management

The Company will hold a conference call today, May 11, 2015, at 8:30 a.m. PDT, during which Rentech’s senior management will review the Company’s financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2513 or 847-619-6533 and entering the pass code 7750504#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 11:00 a.m. PDT on May 11 through 11:59 a.m. PDT on May 18. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 7750504#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months
	Ended March 31,
	2015	2014
	(unaudited)
Revenues	$105,610	$82,319
Cost of Sales	81,301	64,424

Gross Profit	24,309	17,895
Operating Expenses
Selling, general and administrative expenses	14,504	15,572
Depreciation and amortization	1,874	(324)
Other income	(3)	(348)

Total Operating Expenses	16,375	14,900

Operating Income	7,934	2,995
Other Expense, Net
Interest expense	(5,917)	(5,845)
Other expense, net	(115)	(24)

Total Other Expense, Net	(6,032)	(5,869)

Income (Loss) from Continuing Operations Before Income Taxes and Equity in Loss of Investee	1,902	(2,874)
Income tax expense	1,694	1,050

Income (Loss) from Continuing Operations Before Equity in Loss of Investee	208	(3,924)
Equity in Loss of Investee	15	199

Income (Loss) from Continuing Operations	193	(4,123)
Loss from discontinued operations, net of tax	(147)	(1,471)

Net Income (Loss)	46	(5,594)
Net income attributable to noncontrolling interests	(3,675)	(1,394)
Preferred Stock Dividends	(1,320)	—

Net Loss Attributable to Rentech Common Shareholders	$(4,949)	$(6,988)

Net Loss per Common Share Allocated to Rentech Common Shareholders:
Basic:
Continuing operations	$(0.02)	$(0.02)

Discontinued operations	$—	$(0.01)

Net Loss	$(0.02)	$(0.03)

Diluted:
Continuing operations	$(0.02)	$(0.02)

Discontinued operations	$—	$(0.01)

Net Loss	$(0.02)	$(0.03)

Weighted-Average Shares Used to Compute Net Loss per Common Share:
Basic	229,362	227,529

Diluted	229,362	227,529

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months
	Ended March 31,
	2015	2014
	(unaudited)
Revenues
East Dubuque	$36,752	$28,491
Pasadena	32,422	27,789
Fulghum Fibres	22,654	26,039
Wood Pellets: Industrial	1,664	—
Wood Pellets: NEWP	12,118	—

Total Revenues	$105,610	$82,319

Gross Profit (Loss)
East Dubuque	$17,441	$12,398
Pasadena	1,342	1,366
Fulghum Fibres	3,707	4,131
Wood Pellets: Industrial	(404)	—
Wood Pellets: NEWP	2,223	—

Total Segment Gross Profit	$24,309	$17,895

Selling, General and Administrative Expenses
East Dubuque	$1,346	$1,133
Pasadena	796	1,829
Fulghum Fibres	1,682	1,401
Wood Pellets: Industrial	3,919	2,068
Wood Pellets: NEWP	704	—

Total Segment Selling, General and Administrative Expenses	$8,447	$6,431

Depreciation and Amortization
East Dubuque	$69	$37
Pasadena	360	296
Fulghum Fibres	981	(809)
Wood Pellets: Industrial	43	19
Wood Pellets: NEWP	278	—

Total Segment Depreciation and Amortization Recorded in Operating Expenses	$1,731	$(457)

Net Income (Loss)
East Dubuque	$16,022	$11,209
Pasadena	163	(786)
Fulghum Fibres	(1,107)	1,654
Wood Pellets: Industrial	(4,664)	(1,644)
Wood Pellets: NEWP	1,142	—

Total Segment Net Income	$11,556	$10,433

Reconciliation of Segment Net Income to Consolidated Net Income (Loss):
Segment net income	$11,556	$10,433
RNF – Partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,194)	(2,316)
RNF – Partnership and unallocated income (expense) recorded as other income (expense)	(29)	—
RNF – Unallocated interest expense and loss on interest rate swaps	(5,009)	(4,982)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(3,863)	(6,825)
Corporate and unallocated depreciation and amortization expense	(143)	(133)
Corporate and unallocated income (expense) recorded as other income (expense)	4	8
Corporate and unallocated interest expense	(94)	(304)
Corporate income tax benefit (expense)	(35)	(4)
Income (loss) from Discontinued Operations, net of tax	(147)	(1,471)

Consolidated Net Income (Loss)	$46	$(5,594)

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	As of
(Stated in Thousands)	March 31, 2015	December 31, 2014
	(unaudited)
Cash	$53,747	$44,195
Working capital	16,641	3,180
Construction in progress	110,540	179,423
Total assets	860,085	828,150
Total debt	507,116	468,856
Total Rentech stockholders’ equity	107,515	120,733
Cash—RNF	$32,406	$28,028
Cash excluding RNF	21,341	16,167

Total Cash	$53,747	$44,195

Debt—RNF	$339,000	$335,000
Debt excluding RNF	168,116	133,856

Total Debt	$507,116	$468,856

Disclosure Regarding Non-GAAP Financial Measures

Rentech’s Adjusted EBITDA is defined as Rentech’s new income (loss) plus interest expense, income tax expense, depreciation and amortization. Rentech Nitrogen’s Adjusted EBITDA is defined as Rentech Nitrogen’s net income (loss) plus interest expense and other financing costs, income tax expense, depreciation and amortization. Fulghum’s Adjusted EBITDA is defined as Fulghum’s net income (loss) plus interest expense and other financing costs, depreciation and amortization, and income tax expense. NEWP’s Adjusted EBITDA is defined as NEWP’s net income plus interest expense and other financing costs, depreciation and amortization, and income tax expense. Wood Pellets: Industrial’s Adjusted EBITDA is defined as Wood Pellets: Industrial’s net loss plus interest expense, depreciation and amortization and income tax expense. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

The non-GAAP financial measures described above are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA to net income (loss) for the first quarter of 2015 and 2014. The consolidated Adjusted EBITDA includes Adjusted EBITDA from 100% of Rentech’s subsidiaries, most notably Rentech Nitrogen Partners.

	For the Three Months Ended March 31,
(Stated in thousands)	2015	2014
	(unaudited)
Net Income (Loss)	$46	$(5,594)
Add:
Net interest expense	5,905	5,831
Income tax (benefit) expense	1,694	1,050
Depreciation and amortization	9,823	4,441
Other	142	237

Adjusted EBITDA (1)	$17,610	$5,965

(1)	Adjusted EBITDA includes the impact of discontinued operations of ($147) and ($1,471) for the three months ended March 31, 2015 and 2014, respectively.

The table below reconciles Rentech Nitrogen’s Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the first quarter of 2015.

	For the Three Months Ended March 31, 2015
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$16,022	$163	$(7,232)	$8,953
Plus: Net interest expense	19	—	5,009	5,028
Plus: Income tax expense	15	23	—	38
Plus: Depreciation and amortization	3,308	1,835	—	5,143
Plus: Other	(26)	—	29	3

Adjusted EBITDA	$19,338	$2,021	$(2,194)	$19,165

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the first quarter of 2014.

	For the Three Months Ended March 31, 2014
(Stated in thousands)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Net income (loss)	$11,209	$(786)	$(7,298)	$3,125
Plus: Net interest expense	22	—	4,982	5,004
Plus: Income tax expense	3	27	—	30
Plus: Depreciation and amortization	2,242	1,062	—	3,304

Adjusted EBITDA	$13,476	$303	$(2,316)	$11,463

The table below reconciles Fulghum’s Adjusted EBITDA to net income (loss) for the first quarter of 2015 and 2014.

	For the Three Months Ended March 31,
(Stated in thousands)	2015	2014
	(unaudited)
Fulghum Net Income	$(1,107)	$1,654
Add Fulghum Items:
Net interest expense	538	536
Depreciation and amortization	3,001	985
Income tax expense	1,602	1,012
Other	10	336

Fulghum’s Adjusted EBITDA	$4,044	$4,523

The table below reconciles NEWP’s Adjusted EBITDA to net income for the first quarter of 2015.

(Stated in thousands)	For the Three Months Ended March 31, 2015
(unaudited)
NEWP Net Income	$1,142
Add NEWP Items:
Net interest expense	139
Depreciation and amortization	1,056
Income tax expense	17
Other	(57)

NEWP’s Adjusted EBITDA	$2,297

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the first quarter of 2015.

	For the Three Months Ended March 31,
(Stated in thousands)	2015	2014
	(unaudited)
Wood Pellets: Industrial Net Loss	$(4,664)	$(1,644)
Add:
Net interest expense	106	11
Depreciation and amortization	480	19
Income tax expense	—	4
Other	191	(116)

Wood Pellet: Industrial’s Adjusted EBITDA	$(3,887)	$(1,726)

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the performance of our Canadian wood pellet plants. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and

Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com